UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 7, 2023

South Dakota Soybean Processors, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Avenue; PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

(605) 627-9240
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

Item 1.01 Entry into a Material Definitive Agreement.
On September 7, 2023, South Dakota Soybean Processors, LLC (the “Company”) entered into a guarantee agreement regarding an investment in a new oilseed processing plant. The Company agreed to guarantee certain financial obligations of High Plains Partners, LLC, a South Dakota limited liability company and majority-owned subsidiary of the Company, regarding High Plains Partners’ investment into HPP SD Holdings, LLC, a Delaware limited liability company, the sole purpose of which is to own and operate High Plains Processing, LLC. High Plains Processing is an oilseed processing facility planned for construction and operation near Mitchell, South Dakota, which is expected to have an annual capacity to process approximately 35 million bushels of soybeans and other oilseeds. High Plains Partners has committed to invest not less than $192 million into High Plains Processing, of which the Company has agreed to contribute to High Plains Partners not less than $111.35 million pursuant to a capital commitment agreement. Of the $111.35 million, the Company has contributed $24.06 million to High Plains Partners as of the date hereof; the balance will be contributed during the construction phase of High Plains Processing’s facility which will commence this fall.
The description above only summarizes the material provisions of the guarantee agreement and capital commitment agreement, which will be filed with the Company’s next periodic report.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained above in Item 1.01 relating to the guarantee agreement is hereby incorporated by reference into Item 2.03.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: September 13, 2023	/s/ Mark Hyde
Mark Hyde, Chief Financial Officer